EXHIBIT 99.1
FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES
FIRST QUARTER 2007 FINANCIAL RESULTS

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(651) 653-1854 http://www.winland.com/
•	REVENUES INCREASE 13% TO $9.3 MILLION FROM $8.2 MILLION

•	WINLAND BEGINS SHIPPING PROPRIETARY PRODUCTS TO EUROPE; INCREASES DISTRIBUTORS TO 35

•	COMPANY DISCONTINUES DC MOTOR CONTROL BUSINESS
MANKATO, Minn. /May 3, 2007 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced financial results for the first quarter ended March 31, 2007.
Revenues for the first quarter were $9.3 million, an increase of 13.4 percent compared to the $8.2 million reported for the first quarter of fiscal 2006. The increase was the result of a 16.4 percent increase in sales for original equipment manufacturing (OEM) customers, partially offset by a 12.5 percent decrease in sales of the Company’s proprietary line of products.
Gross profit for the first quarter was $1.2 million, or 13.0 percent of sales, down from the $1.7 million or 20.2 percent of sales for the first quarter last year. The Company reported a loss from operations of $342,000 compared to income from operations of $506,000 for the first quarter last year. The Company reported a net loss of $267,000, or $(0.07) per basic and fully diluted share (based on 3.6 million fully diluted shares), compared to net income of $311,000, or $0.09 per basic and fully diluted share (based on 3.6 million fully diluted shares) for the first quarter last year. A primary contributor to the reduction in gross margins and the resulting loss for the quarter was increases in both the warranty and inventory reserve. The increase of customers, types of products manufactured for them, and order flow has resulted in a change in the inventory turn rate and increased the risk of obsolete inventory. Accordingly, management elected to increase its reserves to compensate for these risks. Additionally, the Company wrote off obsolete inventory for past customers with whom it will no longer do business and inventories related to its decision to discontinue the proprietary DC motor control business due to its underperformance. Finally, the Company adjusted warranty reserves due to the changing customer base, increasing its reserve based on management’s analysis of the potential cost to repair or replace the higher technology and more comprehensive products being produced today.

Total operating expenses increased 34.1 percent to $1.5 million when compared to $1.2 million in the first quarter last year due to a 214.0 percent increase in research and development expenses related to investments in the design of new critical environment monitoring products to support its efforts in this product line’s future contribution to the Company’s revenues and gross margin.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “We made continued progress in the expansion of distribution of our proprietary products. The decrease in first quarter sales of proprietary products this year, compared to 2006, reflects a sales spike last year of filling Winland’s distribution pipeline with our new EA-200 and 400 critical environment monitors and fulfilling the product needs of two special contracts. Late in the first quarter of 2007, we began shipping products to Europe adding 35 new European distributors. Additionally, we began work on our next product for the critical environmental security market targeted at convenience stores. We expect to launch this product during early 2008. We remain confident in our proprietary business, and remain committed to continued investment to support its growth.”
Mr. Krueger continued, “Revenues in our core electronic manufacturing services (EMS) business were not up to our initial expectations as several customers pushed back orders which were originally scheduled for manufacturing and shipping in the first quarter. These delayed customer orders, combined with a lower volume of proprietary products shipping in the quarter, caused a revenue shortfall that did not meet our budget. Further impacting the situation were adjustments in our inventory and warranty reserves, made necessary by changes in our customer blend. The blend of customers has improved with three customers making up 56 percent of our business revenue for the first quarter verses a single customer at 51 percent over the same period a year ago. We also made the decision to discontinue our DC motor control business based on that product line’s underperformance and distraction to our core vision of growing our proprietary technology in the critical environmental monitoring business while advancing the technology in our EMS services. We believe these changes will benefit us going forward. Based on the outcome of the first quarter our management team is carefully reviewing our business plans for 2007 to make necessary adjustments to return Winland to profitability in the near term. However, we remain committed to investing in the growth of our higher margin proprietary product business growth and advancing our technology. Both of these goals are critical to long term revenue, earnings growth and stability.”
Mr. Krueger concluded. “Fortunately, our efforts to build a strong balance sheet and solid relationships with our customers positions Winland to survive these challenges and take the necessary steps to navigate change and grow our business and shareholder value.”
Stockholders’ equity decreased 2.0 percent to $10.2 million as of March 31, 2007 from $10.4 million at December 31, 2006. The Company completed the first quarter with $6.4 million in working capital, a current ratio of 1.90 to 1. The Company has a $4,000,000 revolving line of credit agreement with M&I Bank of Minneapolis with advances outstanding of $2,736,000 at the end of the first quarter.
Management will conduct a conference call to discuss its financial results today at 4:30 p.m. ET. Interested parties may access the call by calling 1-800-936-9754 from within the United States, or 973-935-2048 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through May 10, 2007 and can be accessed by dialing 1-877-519-4471 (U.S.), 973-341-3080 (Int’l), passcode 8728831. This call is being web cast by ViaVid Broadcasting and can be accessed at Winland Electronics’ website at www.winland.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until June 3, 2007 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:
http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.
Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to (i) the anticipated early 2008 launch of a product for the critical environmental security market targeted at convenience stores, and (ii) our belief that the change in the blend of our customers and the discontinuance of the DC motor control business will benefit us going forward These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) unanticipated problems in design, manufacture or performance of our products, including our new product targeted at convenience stores, will arise; (ii) costs of production will exceed current estimates; (iii) our efforts to diversify our customer base may not be successful and (iv) we will not be able to remain profitable while reducing our margins to the extent required by the market at the same time. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

ASSETS	March 31, 2007		December 31, 2006
	(Unaudited)
Current Assets
Cash		$—		$51
Accounts receivable, net		4,959		5,165
Refundable Income taxes		287		237
Inventories
Raw materials	5,511		4,881
Work in process	404		327
Finished goods	1,878		1,976
Allowance for obsolete inventory	(271)		(190)

Total inventories		7,522		6,994
Prepaid expenses		450		360
Deferred income taxes		278		278

Total current assets		13,496		13,085

Other Assets		3		3

Property and Equipment, at cost:
Land and land improvements	383		383
Building	3,052		3,048
Machinery and equipment	6,948		6,863
Data processing equipment	1,198		1,003
Office furniture and equipment	457		457

Total property and equipment		12,038		11,754
Less accumulated depreciation		(6,198)		(5,975)

Net property and equipment		5,840		5,779

Total assets		$19,339		$18,867

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

LIABILITIES AND STOCKHOLDERS' EQUITY	March 31, 2007	December 31, 2006
	(Unaudited)
Current Liabilities
Revolving line of credit agreement	$2,736	$1,924
Current maturities of long-term debt	662	627
Accounts payable	2,744	2,830
Accrued expenses:
Compensation	569	673
Other	376	323

Total current liabilities	7,087	6,377

Long Term Liabilities
Long-term debt, less current maturities	1,680	1,706
Deferred income taxes	255	255
Deferred revenue	144	146

Total long-term liabilities	2,079	2,107

Stockholders’ Equity
Common stock	36	36
Additional paid-in capital	4,485	4,429
Retained earnings	5,652	5,918

Total stockholders’ equity	10,173	10,383

Total liabilities and stockholders’ equity	$19,339	$18,867

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	For the Quarter Ended March 31,
	2007	2006
Net sales	$9,300	$8,199
Cost of sales	8,094	6,539

Gross profit	1,206	1,660

Operating expenses:
General and administrative	659	593
Sales and marketing	428	414
Research and development	461	147

	1,548	1,154

Operating income (loss)	(342)	506

Other income (expenses):
Interest expense	(81)	(28)
Other income, net	13	8

	(68)	(20)

Income before income taxes	(410)	486

Income tax expense	143	(175)

Net income (loss)	$(267)	$311

Earnings (loss) per common share:
Basic	$(0.07)	$0.09
Diluted	$(0.07)	$0.09

Weighted-average number of common shares outstanding:
Basic	3,600,347	3,534,316
Diluted	3,600,347	3,646,013